EXHIBIT 10.19

28. LANDLORD’S DEFAULT	18

29. RELOCATION	18

30. PARKING	18

31. MISCELLANEOUS	19

32. REPRESENTATIONS, WARRANTIES AND COVENANTS OF TENANT	20

33. ENVIRONMENTAL PROVISIONS	21

34. AUTHORITY PARAGRAPH	22

2

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is entered into between Landlord and Tenant, each as defined below in Section 1.

1. THE PARTIES

Landlord’s Name and
type of entity: a	Cypress Court Operating Associates, Limited Partnership
New Mexico limited partnership
Landlord’ Address for Notices:	c/o BGK Texas Property Management, Inc.
1235 North Loop West, Suite 1025
Houston, Texas 77008

Landlord’s Payment
Address:	c/o BGK Texas Property Management, Inc.
1235 North Loop West, Suite 1025
Houston, Texas 77008
Tenant’s Name and type of entity:	AROC Inc.
a Delaware corporation
Tenant’s Address for Notices:	110 Cypress Station Drive, Suite 220
Houston, Texas 77090

2. DEFINITIONS AND BASIC TERMS

The following definitions and basic terms shall have the indicated meanings when used in this Lease:

a.	Building:	The building known as Cypress Court located or to be located on the land described on Exhibit “A” attached hereto and whose street address is 110 Cypress Station Drive, Houston, Texas 77090.

b.	Premises:	Suite Nos. 205, 220, 246, and 250 in the Building. The Premises are outlined on the plan attached to the Lease as Exhibit “B”.

c.	Property:	The Building, the parcel of land upon which the Building is situated and any other improvements located thereon.

d.	Tenant’s Rentable
	Square Feet:	14,810

e.	Total Rentable Square

	Feet in the Building:	100,352

f.	Tenant’s Proportionate
	Share:	14.758% which is the percentage obtained by dividing (i) Tenant’s Rentable Square Feet by (ii) the Total Rentable Square Feet in the Building.

g.	~~Scheduled~~ Commencement Date:	June 1, 2001

h.	~~Commencement Date:~~	~~The Commencement Date is defined in Section 4.~~

i.	Term:	Thirty-six (36) months, commencing on the Commencement Date and ending at 5:00 p.m., May 31, 2004 subject to adjustment and earlier termination as provided in the Lease.

j.	Base Rent:	Lease Years	Monthly Base Rent	Annual Base Rent
		06/01/01-05/31/02	$19,746.67	$236,960.04
		06/01/02-05/31/03	$19,746.67	$236,960.04
		06/01/03-05/31/04	$19,746.67	$236,960.04
k.	Additional Rent:	Additional Rent is defined in Section 6.

l.	Rent:	Base Rent, Additional Rent and all other sums that Tenant may owe to Landlord under this Lease.

m.	Security Deposit:	$0.00

n.	Expense Stop/ Base Year:	Expense Stop: $ n/a Base Year: 2001

o.	Permitted Use:	General office use and no other.

p.	Property Management Company/Address:	BGK Texas Property Management, Inc. 1235 North Loop West, Suite 215 Houston, Texas 77008

q.	Maximum Construction
	Allowance:	$1.00 per Rentable Square Foot or $14,810.00 (lump sum)

r.	Landlord’s Broker
	(name and address):	none

s.	Tenant’s Broker
	(name and address):	none

t.	Guarantor(s)
	(name and address):	none

u.	Parking Spaces:	Fifty-four (54) unassigned, unreserved parking spaces and five (5) reserved covered parking spaces

v.	Parking Rent:	$0.00 per month per Parking Space.

3. LEASE OF PREMISES

Landlord, in consideration of the Rent to be paid and the covenants and agreements to be performed by Tenant, does hereby lease unto Tenant the Premises, together with the non-exclusive right and easement to use the parking, if any, and any other common areas and facilities in or on the Building and the Property (including, without limitation, the driveways, sidewalks, loading and unreserved parking areas, lobbies and hallways) which may from time to time be furnished by Landlord, in common with Landlord and the tenants and occupants of the Building, and their respective agents, employees, customers and invitees; subject however to reasonable restrictions by Landlord as to the use of the foregoing.

4. TERM

The Commencement Date shall be ~~the later of:~~ June 1, 2001.

~~a. the Scheduled Commencement Date or;~~

~~b. the date of substantial completion of the Premises by Landlord, as defined below; provided the Commencement Date shall not be extended for delays which are due to (x) special changes or additions required by Tenant; (y) delays of Tenant in submitting plans or specifications, supplying information, giving authorization, or otherwise; or (z) any default or other delay of Tenant (collectively, “Tenant Delays”). The Tenant shall be bound by a written certification by Landlord as to the date that the Premises are ready for occupancy by the Tenant and, in the event that there are Tenant Delays, the Landlord’s architect shall determine in its reasonable discretion the date that the Premises would have been ready for occupancy but for such Tenant Delays.~~

If the Commencement Date is not the first day of a calendar month, then the Term shall be extended by the time between the Commencement Date and the first day of the next month. If this Lease is executed before the Premises become vacant or otherwise available and ready for occupancy by Tenant, or if any present occupant of the Premises holds over and Landlord cannot acquire possession of the Premises before the Commencement Date, then (a) Landlord shall not be in default hereunder or be liable for damages therefore and (b) Tenant shall accept possession of the Premises when Landlord tenders possession thereof to Tenant. Notwithstanding the foregoing, by occupying the Premises, Tenant shall be deemed to have accepted the Premises in their condition as of the date of such occupancy, and the Commencement Date shall be the date of such occupancy. Tenant shall execute and deliver to Landlord, within ten days after Landlord has requested same, a letter confirming (i) the Commencement Date, (ii) that Tenant has accepted the Premises, and (iii) that Landlord has performed all of its obligations with respect to the Premises (except for punch-list items specified in such letter). The term “substantial completion” (or “substantially complete”) as used in the Lease means the date when the Premises are ready for occupancy by Tenant, subject to completion of minor details of construction or minor mechanical adjustments that do not materially interfere with Tenant’s occupancy.

5. PAYMENT OF RENT

a. Payment. Tenant shall timely pay to Landlord, without demand, deduction, abatement or offset (except as otherwise expressly set forth herein), the Base Rent, Additional Rent and all other rent at Landlord’s Payment Address. Base Rent shall be payable monthly in advance in United States dollars. As security for the payment of rent, Tenant shall post a Letter of Credit in accordance with the terms of Lease Addendum I attached hereto. Any monies drawn on the Letter of Credit shall be applied (in this order) to any and all costs incurred by Landlord in the course of enforcing the Lease, damages incurred as stated in Paragraph 22(g) of the Lease, repairs necessitated pursuant to Paragraph 12(b) of the Lease, Additional Rent, Rent and interest on any of these obligations.

The first monthly installment of Base Rent shall be due and payable contemporaneously with the execution of this Lease; thereafter, monthly installments of Base Rent shall be due on the first day of the second full calendar month of the Term and continuing thereafter on the first day of each succeeding calendar month during the Term. Base Rent for any fractional month shall be prorated based on 1/365 of the current annual Base Rent for each day of the partial month this Lease is in effect, and shall be due on the Commencement Date. Landlord agrees to notify Tenant in writing in advance of any changes in Rent, excluding scheduled Base Rent.

b. Late Payments. Landlord may charge Tenant a fee equal to the greater of $20.00 or 6% of any delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. In addition, Landlord may charge interest at the lessor of 18% per annum or the maximum rate permitted by applicable law for all payments which are over (30) days late. In no event, however, shall the charges permitted under this Section or elsewhere in this Lease, to the extent the same are considered to be interest under applicable law, exceed the maximum rate of interest permitted by applicable law.

6. ADDITIONAL RENT

a. Payment of Additional Rent. Tenant shall pay as Additional Rent an amount equal to Tenant’s Proportionate Share multiplied by the difference of (a) the total annual Operating Expenses, as defined below, for the calendar year in question and (b) the Operating Expenses for the Base Year. Landlord may collect such amount in a lump sum, due within 30 days after Landlord furnishes to Tenant an annual Operating Expense Statement as defined below. Tenant’s Proportionate Share of Operating Expenses shall not increase in any calendar year by more than five percent (5%), computed annually, on a non-cumulative basis from the first year during the Lease Term, excluding ad valorem taxes, property insurance and utilities. Alternatively, Landlord may make a good faith estimate of the Additional Rent to be due by Tenant for any calendar year or part thereof during the Term, and, unless Landlord delivers to Tenant a revision of the estimated Additional Rent, Tenant shall pay to Landlord, on the Commencement Date and on the first day of each calendar month thereafter, an amount equal to the estimated Additional Rent for such calendar year or part thereof divided by the number of months in such calendar year during the Term. From time to time during any calendar year, Landlord may estimate and re-estimate the Additional Rent to be due by Tenant for that calendar year and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Additional Rent payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of the Additional Rent as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment pursuant to Section 6c when actual “Operating Expenses” are available for each calendar year.

b. Operating Expenses. “Operating Expenses” shall mean all expenses and disbursements of every kind (subject to the limitations set forth below) which Landlord incurs, pays or becomes obligated to pay in connection with the ownership, operation, and maintenance of the Property (including any parking facilities), including but not limited to the following:

(i) all taxes and assessments and governmental charges whether federal, state, county or municipal, and whether they be by taxing or management districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments attributable to the Property (or its operation), and the grounds, parking areas, driveways, and alleys around the Property, excluding, however, federal and state taxes on income (collectively, “Property Taxes”); if the present method of taxation changes so that in lieu of the whole or any part of the Property Taxes, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Property, then all such taxes, assessments, or charges, or the part thereof so based, shall be included within the term “Property Taxes”;

(ii) wages and salaries (including management fees) of all employees engaged in the operation, repair, replacement, maintenance, and security of the Property, including taxes, insurance and benefits relating thereto;

(iii) all supplies and materials used in the operation, maintenance, repair, replacement, and security of the Property;

(iv) annual cost of all capital improvements made to the Property which can reasonably be expected to reduce the normal operating costs of the Property, as well as all capital improvements made in order to comply with any law hereafter promulgated by any governmental authority, as amortized over the useful economic life of such improvements as determined by Landlord in its reasonable discretion (without regard to the period over which such improvements may be depreciated or amortized for federal income tax purposes);

(v) cost of all utilities, other than the cost of utilities actually reimbursed to Landlord by the Building’s tenants;

(vi) cost of any insurance or insurance related expense applicable to the Property and Landlord’s personal property used in connection therewith;

(vii) cost of repairs, replacements, and general maintenance of the Property;

(viii) cost of service or maintenance contracts with independent contractors for the operation, maintenance, repair, replacement, or security of the Property (including, without limitation, alarm service, window cleaning, and elevator maintenance); and

(ix) the amount of basic rent payable under and pursuant to any ground lease pertaining to the land on which the Building is located.

There are specifically excluded from the definition of the term “Operating Expenses” the following costs:

(1) capital improvements made to the Property, other than capital improvements described in subparagraph (iv) above and except for items which, though capital for accounting purposes, are properly considered maintenance and repair items, such as painting of common areas, replacement of carpet in elevator lobbies, and the like;

(2) repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to tenants of the Property other than Tenant;

(3) interest, amortization or other payments on loans by Landlord;

(4) depreciation of the Building;

(5) leasing commissions;

(6) legal expenses, other than those incurred for the general benefit of the Property’s tenants (e.g., tax disputes);

(7) renovating or otherwise improving tenant space for other tenants of the Property or vacant space in the Building (except common areas);

(8) correcting defects in the construction of the Building; and

(9) federal income taxes imposed on or measured by the income of Landlord from the operation of the Property.

c. Operating Expense Statement. Landlord shall provide an annual Operating Expense statement including a statement of Landlord’s actual Operating Expenses for the previous year adjusted as provided in Section 6d. If the annual Operating Expense Statement reveals that Tenant paid more for Additional Rent than the actual amount due in the year for which such statement was prepared, then Landlord shall promptly credit (or reimburse, if the Lease has terminated and Tenant is not in default) Tenant for such excess. Likewise, if Tenant paid less than the actual amount due, then Tenant shall promptly pay Landlord such deficiency. This provision applies only to Tenant’s Additional Rent and shall never require a refund or credit of Base Rent.

d. Building Occupancy. With respect to any calendar year or partial calendar year in which the Building is not occupied to the extent of at least ninety-five percent (95%) of the Total Rentable Square Feet in the Building thereof, the Operating Expenses for such period shall be increased to the amount which would have been incurred had the Building been occupied to the extent of ninety-five percent (95%) of the Total Rentable Square Feet in the Building thereof.

7. SECURITY DEPOSIT

Contemporaneously with the execution of this Lease, Tenant shall pay to Landlord, in immediately available funds, the Security Deposit, which shall be held by Landlord without liability for interest and as security for the performance by Tenant of its obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord’s damages upon an Event of Default (defined below). Landlord may, from time to time and without prejudice to any other remedy, use all or a part of the Security Deposit to perform any obligation which Tenant was obligated, but failed, to perform hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Within a reasonable time after the Term ends or the Lease is terminated in accordance with its terms, provided Tenant has performed all of its obligations hereunder, Landlord shall return to Tenant the balance of the Security Deposit not applied to satisfy Tenant’s obligations. If Landlord transfers its interest in the Premises, then Landlord ~~may~~ shall assign the Security Deposit to the transferee and Landlord thereafter shall have no further liability for return of the Security Deposit.

8. USE

Tenant shall continuously occupy and use the Premises only for the Permitted Use and shall comply with all laws, orders, rules, and regulations relating to the use, condition, and occupancy of the Premises. The Premises shall not be used for any use which is disreputable or creates extraordinary fire hazards or results in an increased rate of insurance on the Building or its contents or the storage of any hazardous materials or substances. If, because of Tenant’s acts, the rate of insurance on the Building or its contents increases (or if Landlord self-insures, if the cost of insurance would have increased), then such acts shall be an Event of Default, Tenant shall pay to Landlord the amount of such increase on demand (or, if Landlord self-insures, an amount which compensates Landlord for the increased risk under the self-insurance program), and acceptance of such payment shall not constitute a waiver of any of Landlord’s rights including, without limitation, the Event of Default caused by such act. Tenant shall conduct its business and control its agents, employees, and invitees in such a manner as not to create any nuisance or interfere with other tenants or Landlord in its management of the Building.

9. TENANT IMPROVEMENTS

Improvements. Any Tenant finish improvements to be provided by Landlord for the Premises are described on Exhibit “E” attached hereto.

10. ALTERATIONS

All improvements to the Premises made after the Commencement Date shall be installed at the expense of Tenant only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord. After the initial Tenant improvements are made, no alterations or physical additions in or to the Premises may be made without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; however, Landlord may withhold its consent to any alteration or addition that would affect the Building’s structure, or the Building’s HVAC, plumbing, electrical, or mechanical systems. Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type on or about the Premises without Landlord’s prior consent, which shall not be unreasonably withheld, conditioned or delayed. All alterations, additions, or improvements (whether temporary or permanent in character, and including all air-conditioning equipment and all other equipment that is in any manner connected to the Building’s plumbing system) made in or upon the Premises, either by Landlord or Tenant, shall be Landlord’s property at the end of the Term and shall remain on the Premises (unless Landlord requires removal of same) without compensation to Tenant. Approval by Landlord of Tenant’s plans and specifications prepared in connection with any improvements in the Premises shall not constitute a representation or warranty as to the adequacy or sufficiency of such plans and specifications, or the improvements to which they relate, for any use, purpose, or condition, but such approval shall merely be the consent of Landlord as required hereunder. Tenant shall be responsible for the cost of all action required to comply with the requirements of the Americans with Disabilities Act of 1990 (the “ADA”), and all rules, regulations, and guidelines promulgated thereunder, as the same may be amended from time to time, necessitated by any installations, additions, or alterations made in or to the Premises at the request of or by Tenant or by Tenant’s use of the Premises (other than retrofit whose cost has been particularly identified as being payable by Landlord in an instrument signed by Landlord and Tenant). If Landlord’s prior consent is required, such consent shall not be unreasonably withheld or delayed; however, Landlord may withhold its consent to any such painting or installation which would affect the appearance of the exterior of the Building or of any common areas of the Building. Landlord shall be responsible for the cost of compliance with the ADA for all portions of the Property not subject to the Premises or other leases with tenants.

11. LANDLORD’S SERVICES

a. Services. Provided no Event of Default exists, and subject to interruptions beyond Landlord’s control, Landlord shall use all reasonable efforts to furnish to Tenant the services outlined on Exhibit “D” attached hereto. Landlord shall maintain the common areas and facilities of the ~~Building~~ Property in reasonably good order and condition, except for damage occasioned by Tenant, or its employees, agents or invitees.

b. Excess Utility Use. Landlord shall use reasonable efforts to furnish electrical current for a reasonable number of computers, electronic data processing equipment, special lighting, and other equipment that requires more than 110 volts, or other equipment whose electrical energy consumption exceeds normal office usage through the then-existing feeders and risers serving the Building and the Premises, and Tenant shall pay to Landlord the cost of such service within ten (10) days after Landlord has delivered to Tenant an invoice therefor. The amount of such additional consumption and potential consumption shall be paid by Tenant and shall be determined by a separate meter in the Premises which shall be installed by Landlord, at Tenant’s expense. Tenant shall not install any electrical equipment requiring special wiring or requiring voltage in excess of 110 volts or otherwise exceeding Building capacity unless approved in advance by Landlord. The use of electricity in the Premises shall not exceed the capacity of existing feeders and risers to or wiring in the Premises. Any risers or wiring required to meet Tenant’s excess electrical requirements shall, upon Tenant’s written request, be installed by Landlord, at Tenant’s cost, if, in Landlord’s sole and absolute judgment, the same are necessary and shall not cause permanent damage or injury to the Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs, or expenses, or interfere with or disturb other tenants of the Building. If Tenant uses machines or equipment (other than general office machines, excluding computers and electronic data processing equipment) in the Premises which affect the temperature otherwise maintained by the air conditioning system or otherwise overload any utility, Landlord may install supplemental air conditioning units or other supplemental equipment in the Premises, and the cost thereof, including the cost of installation, operation, use, and maintenance, shall be paid by Tenant to Landlord within ten (10) days after Landlord has delivered to Tenant an invoice therefor.

c. Change or Discontinuance. Landlord’s obligation to furnish services under Section 11a shall be subject to the rules and regulations of the supplier of such services and governmental rules and regulations. Landlord may change or discontinue services as needed to comply with such rules or regulations.

d. Restoration of Services; Abatement. Landlord shall use reasonable efforts to restore any service that becomes unavailable. Any unavailability shall not render Landlord liable for any damages caused thereby, nor shall be a constructive eviction of Tenant, constitute a breach of any implied warranty, or, except as provided in the next sentence, entitle Tenant to any abatement of Tenant’s obligations hereunder. However, if Tenant is prevented from making reasonable use of the Premises for more than thirty (30) days in any forty-five (45) consecutive ~~days~~ day period because of the unavailability of any such service, Tenant shall, as its exclusive remedy therefor, be entitled to a reasonable abatement of Rent for each ~~consecutive~~ day ~~(after such forty five (45) day period)~~ that Tenant is so prevented from making reasonable use of the Premises. Tenant agrees to promptly notify Landlord in writing of any interruption of services.

e. Additional Services. Should Tenant desire any additional services beyond those described here or service outside the normal times Landlord provides such services, Landlord may (at Landlord’s option), upon reasonable advance notice from Tenant, furnish such services and Tenant shall pay Landlord such charges as may be agreed on between Landlord and Tenant, but in no event at a charge less than Landlord’s actual cost plus overhead for the additional services provided. By way of illustration and not limitation, special equipment requiring abnormal use of water or electricity used as a power source for data processing machines, including air conditioning costs therefor, large business machines and similar equipment of high electrical consumption shall not be standard and the costs thereof shall be paid by Tenant within ten (10) days after Landlord delivers to Tenant an invoice therefor. Landlord shall, at Tenant’s sole cost and expense, install separate meters for measuring consumption of non-standard services within the Premises. Landlord hereby agrees that the equipment and machinery of Tenant in the Premises on June 1, 2001 is standard and no additional charge shall be attributed thereto.

12. REPAIRS

a. Landlord’s Repair Obligations. Within a reasonable time following receipt of written notice from Tenant of the necessity therefor, Landlord shall make necessary repairs to maintain the structure of the Premises and the Building. “Structure” or “structural” for purposes of this Lease shall mean only the following: exterior windows, pavement, foundation, roof framing and roof, weight bearing columns and weight bearing walls (specifically excluding interior surfaces). If any such repair is required because of any act, neglect, or fault of Tenant, its agents, employees, licensees, or contractors, then Tenant shall pay all costs therefor within ten (10) days after Landlord has delivered the Tenant an invoice therefor.

b. Tenant’s Repairs. Tenant agrees to promptly make all repairs (including replacements and alterations where necessary) necessary to keep the interior of the Premises in good order, repair and condition, except for those necessitated by reasonable use and wear and to repair any damage caused by Tenant or Tenant’s agents, contractors, or invitees to any of the Property. The interior shall include:

(i) interior faces of the exterior walls of the building;

(ii) interior face of the ceilings;

(iii) floor coverings;

(iv) portion of the wiring, plumbing, pipes, conduits and other water, sewerage, utility, and sprinkler fixtures and equipment in the Premises which serve the Premises exclusively; and which are not located within the floors, walls or ceiling; and

(v) all interior glass.

c. Performance of Work . All work described in Sections 9 and 10 above and in this Section 12 shall be performed only by Landlord or by contractors and subcontractors approved in writing by Landlord. Prior to beginning any work, Tenant shall cause all contractors and subcontractors to procure and maintain insurance against such risks, in such amounts, and with such companies as set forth in Section 15c and as Landlord may reasonably require, and shall procure payment and performance bonds reasonably satisfactory to Landlord covering the cost of the work. All such work shall place the Property in as good or better condition as that which existed at the time of such repair and shall be performed in accordance with all legal requirements and in a good and workmanlike manner so as not to damage any portion of the Property. Any such work which may affect the HVAC, electrical system, or plumbing must be approved by an engineer acceptable to Landlord.

d. Mechanic’s Liens. Tenant shall not permit any mechanic’s or other liens to be filed against the Premises or the Property for any obligation incurred by or at the request of Tenant. If such a lien is filed, then Tenant shall, no later than ten (10) days after Landlord has notified Tenant, either pay the amount of the lien or diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim without inquiry as to the validity thereof, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten (10) days after Landlord has delivered to Tenant an invoice therefor.

13. TRANSFERS

a. Transfers; Consent. Tenant shall not, without the prior written consent of Landlord ~~(which Landlord may grant or deny in its sole discretion)~~ (which consent shall not be unreasonably withheld); (a) advertise that any portion of the Premises is available for lease; (b) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law; (c) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization; (d) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant; (e) sublet any portion of the Premises; (f) grant any license, concession, or other right of occupancy of any portion of the Premises; or (g) permit the use of the Premises by any parties other than Tenant (any of the events listed in clauses (b) through (g) being a “Transfer”). Notwithstanding, Landlord’s prior written consent shall not be required for a Transfer pursuant to provisions (c) and/or (d) above provided that the successor entity has a net worth equal to or greater than that of Tenant and provided that Tenant and the proposed transferee comply with all other terms and conditions of this Section 13. If Tenant requests Landlord’s consent to a Transfer, then Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s credit worthiness and character. Tenant shall reimburse Landlord for its attorneys’ fees and other expenses incurred in connection with considering any request for its consent to a Transfer. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes Tenant’s obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer, and only to the extent of the rent it has agreed to pay Tenant therefor. Landlord’s consent to a Transfer shall not release Tenant from performing its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor and Tenant shall execute any documents reasonably required by Landlord to confirm same. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so.

b. Additional Compensation. Tenant shall pay to Landlord, immediately upon receipt thereof, fifty percent (50%) of all compensation received by Tenant for a Transfer (whether permitted or not) that exceeds the Rent paid by Tenant to Landlord for the applicable portion of the Premises covered thereby. Landlord’s acceptance of such Additional Compensation shall not constitute Landlord’s approval of any Transfer that was not approved by Landlord or permitted by this Lease.

14. INDEMNITY & LIABILITY LIMITATION

Tenant shall, to the extent permitted by applicable law, defend, indemnify and hold harmless Landlord from all loss, claims, demand, damage, liability or expense, including, attorneys’ fees, resulting from any injury to or death of any person or any loss of or damage to any property caused by or resulting from any act, omission or negligence of Tenant or any officer, employee, agent contractor, licensee, guest, invitee or visitor of Tenant in or about the Premises or the Property. The foregoing provision shall not be construed to make Tenant responsible for loss, damage, liability or expense resulting from injuries caused by any act, omission or negligence of Landlord or of any officer, employee, agent, contractor, invitee or visitor of Landlord. Landlord shall not be liable for any loss or damage to person, property or Tenant’s business sustained by Tenant, or other persons, which may be caused by the Property or the Premises, or any appurtenances thereto, being out of repair or by the bursting or leakage of any water, gas, sewer or steam pipe, or by theft or by any act of neglect of any tenant or occupant of the Property, or any other person.

15. INSURANCE

a. Insurance by Landlord. Landlord shall insure the Building, including the Premises, against loss or damage by fire or other hazards by maintaining a broad form property insurance policy with extended coverages and traditional business interruption coverage. Landlord shall not be obligated to insure against damage to Tenant’s personal property, trade fixtures, or improvements to the Premises. If the tenant finish improvements installed by or for Tenant are in excess of those provided for in Exhibit E or if any alterations or improvements made by Tenant result in an increase in Landlord’s insurance premiums, then such increase shall be borne by Tenant, who shall reimburse Landlord within ten (10) days after being invoiced therefor.

b. Insurance by Tenant. Tenant shall obtain and keep in effect the following insurance insuring Tenant, Landlord and all mortgagees and any other person or entity designated by Landlord as having an interest in the Property (as their interests may appear):

(i) Insurance upon all property in the Premises owned by Tenant or for which Tenant is legally liable and on fixtures and improvements installed in the Premises. Such policies shall be for an amount of the full replacement cost with broad form property coverage with traditional “extended coverage”, including but not limited to vandalism, malicious mischief, sprinkler leakage and water damage;

~~(ii) Business interruption insurance in an amount sufficient to reimburse Tenant for direct or indirect loss of earnings attributable to prevention of use or access to the Building or Premises as a result of such perils;~~

(iii) Commercial general liability insurance including fire, legal liability and “insured contracts” coverage with respect to the Tenant’s operations associated with the Building and the Premises, including activities conducted by Tenant and any other person associated with the Tenant in the Premises and Tenant and any other person performing work on behalf of Tenant and those for whom Tenant is by law responsible in any other part of the Building. Such insurance shall be written with inclusive limits of not less than One Million Dollars ($1,000,000) for each occurrence for bodily injury and property damage, personal injury, or other injury, or such higher limits as Landlord, acting reasonably, may require from time to time. The limit of said insurance shall not, however, limit the liability of Tenant hereunder. Landlord shall be added as additional insured on all liability policies maintained by Tenant;

(iv) Worker’s compensation insurance for all Tenant’s employees working in the Premises in an amount sufficient to comply with applicable laws or regulations, including employer’s liability coverage with limits not less than $500,000; and

~~(v) Any other form of insurance as Tenant, Landlord or its mortgagee, may reasonably require from time to time. Such insurance shall be in form, amounts, and for the risks which a prudent Tenant would insure.~~

All policies of insurance maintained by Tenant shall be in a form acceptable to Landlord with an A.M. Best rating of at least (A-)(VIII); issued by an insurer acceptable to Landlord and licensed to do business in the State of Texas; require at least thirty (30) days written notice to Landlord of termination or material alteration; and provide that the interests of Landlord, its mortgagee or those insured parties designated by Landlord shall not be invalidated because of any breach or violation of any warranties, representations, declarations or conditions contained in the policies. All policies must contain a severability of interest clause, a cross-liability clause or similar policy language incorporated within the controlling policy form, and shall be primary and shall not provide for contribution of any other insurance available to Landlord, its mortgagee, or those named insured parties designated by Landlord. If requested by Landlord, Tenant shall, upon the Commencement Date, and thereafter within fifteen

(15) days prior to the expiration date of each such policy, promptly deliver to Landlord, or Landlord’s designated representative, certified copies and written evidence satisfactory to Landlord that all premiums have been paid and all polices are in effect. If Tenant fails to secure or maintain any insurance coverage required by Landlord, or should insurance secured not be approved by Landlord and such failure or approval not be corrected within forty eight (48) hours after written notice from Landlord, Landlord may, without obligation, purchase such required insurance coverage at Tenant’s expense. Tenant shall promptly reimburse Landlord for any monies so expended as additional rent.

c. Tenant’s Contractor’s Insurance. Tenant shall require any contractor of Tenant permitted to perform work in, on, or about the Premises to obtain and maintain the following insurance coverage at no expense to Landlord:

(i) Commercial general liability insurance, including the traditional broad form general liability coverages, in the amount of One Million Dollars ($1,000,000), adding Landlord and Tenant as additional insured parties;

(ii) Worker’s compensation insurance for all contractor’s employees working in the Premises in an amount sufficient to comply with applicable laws or regulations;

(iii) Employers liability insurance in an amount not less than One Hundred Thousand Dollars ($100,000); and

(iv) Any other insurance as Tenant, Landlord or its mortgagee may reasonably require from time to time.

d. Increase of Premiums. ~~Tenant will not do anything or fail to do anything~~ If Tenant changes its current use of the Premises which will cause the cost of Landlord’s insurance to increase or which will prevent Landlord from procuring policies (including but not limited to public liability) from companies and in a form satisfactory to Landlord. If any breach of this Section 15d by Tenant shall cause the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional rent promptly upon being billed therefor.

e. Tenant’s Additional Insurance. Landlord makes no representation that the limits of liability specified to be carried by Tenant under the terms of this Lease are adequate to protect Tenant against Tenant’s undertaking under this Section 15.

16. CASUALTY

a. Repair Estimate. If the Premises or the Building are damaged by fire or other casualty (a “Casualty”), Landlord shall, within thirty (30) days after such Casualty, deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by the Casualty.

b. Landlord’s and Tenant’s Rights. If, because of a Casualty, Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within ~~one hundred eighty (180)~~ ninety (90) days after the ~~commencement of repair~~ date of the Casualty (“Substantial Casualty”), then Landlord may, at its expense, relocate Tenant to office space reasonably comparable to the Premises, provided that Landlord notifies Tenant of its intention to do so in the Damage Notice. If Landlord relocates Tenant, Rent shall be abated only from the date of such ~~damage~~ Substantial Casualty until the relocation premises are tendered to Tenant, and thereafter, Tenant shall pay to Landlord the lesser of the Rent or the fair market rental value of the replacement premises (including all additional rent and expenses associated therewith). Such relocation may be for a portion of or the entire remaining Term. Landlord shall complete any such relocation within ~~one hundred eighty (180)~~ ninety (90) days after Landlord has delivered the Damage Notice to Tenant. If Landlord does not elect to relocate Tenant following such Substantial Casualty, then, unless Tenant caused such ~~damage~~ Substantial Casualty, Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant. Following a Substantial Casualty, if Landlord does not relocate Tenant and Tenant does not terminate this Lease, then Landlord shall repair the Building or the Premises, as the case may be, as provided below, and Rent for any portion of the Premises necessary for Tenant’s business that was rendered untenantable shall be reasonably abated from the date of damage until the completion of the repair, unless Tenant caused such ~~damage~~ Substantial Casualty, in which case, Tenant shall continue to pay Rent without abatement. Rent shall not be abated or reduced for a Casualty which is not a Substantial Casualty. Notwithstanding the foregoing, if a Casualty damages a material portion of the Building, and Landlord makes a good faith determination that restoring the Premises would be uneconomical, or if Landlord is required to pay any insurance proceeds arising out of the Casualty to Landlord’s Mortgagee (defined below), then Landlord may terminate this Lease by giving written notice of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant, and Rent shall be abated as of the date of the Casualty.

c. Repair Obligation. If neither party so elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, restore the Building and Premises to substantially the same or better condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any part of the furniture, equipment, fixtures, and other improvements which may have been placed by, or at the request of, Tenant or other occupants in the Building or the Premises, and Landlord’s obligation to repair or restore shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question.

17. CONDEMNATION

a. Eminent Domain. If any part of the Property is taken by right of eminent domain or conveyed in lieu thereof (a “Taking”), and such Taking prevents Tenant from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such taking then Landlord may, at its expense, relocate Tenant to space in the Building reasonably comparable to the Premises, provided that Landlord notifies Tenant of its intention to do so within thirty (30) days after the Taking. Such relocation shall be for the remaining Term. Landlord shall complete any such relocation within ~~one hundred eighty (180)~~ ninety (90) days after Landlord has notified Tenant of its intention to relocate Tenant. If Landlord does not elect to relocate Tenant following such Taking, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within sixty (60) days after the Taking, and Rent shall be prorated on the later of the date of such Taking or the date Tenant actually vacates the Premises. After a Taking, if Landlord does not terminate this Lease or relocate Tenant and Tenant does not terminate this Lease, then Rent shall be abated on a reasonable basis as to that portion of the Premises which was necessary for Tenant’s business and which was rendered untenantable by the Taking. Rent shall not be reduced or abated for any condemnation which does not constitute a Taking.

b. Taking - Landlord’s Rights. If all or any material portion of the Building becomes subject to a Taking, or if Landlord is required to pay any of the proceeds received for a Taking to Landlord’s mortgagee, then this Lease, at the option of Landlord, exercised by written notice to Tenant within thirty (30) days after such Taking, shall terminate and Rent shall be apportioned as of the date of such Taking.

c. Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Property taken, and Tenant may separately pursue a claim against the condemning party for the value of Tenant’s moving costs, loss of business, and other claims it may have, so long as such claim does not in any way impair or adversely affect the award that the Landlord is entitled to receive.

18. RULES AND REGULATIONS

Tenant shall comply with the rules and regulations of the Building which are attached hereto as Exhibit “C”. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Building and related facilities, provided that such changes are reasonable and are applicable to all tenants of the Building. Tenant shall be responsible for the compliance with such rules and regulations by its employees, agents, and invitees.

19. SUBORDINATION & MORTGAGEES

a. Subordination. This Lease is subject and subordinate to any deeds of trust, mortgages or other security instruments which now or hereafter encumber all of any portion of the Property or any interest of Landlord therein. No further instrument shall be required to effect such subordination, but upon request Tenant shall execute, acknowledge, and deliver to Landlord any further instruments and certificates evidencing such subordination as Landlord or any mortgagee of Landlord shall reasonably require.

b. Attornment. Notwithstanding Section 19a, any mortgagee of Landlord shall have the right at any time to subordinate any such deed of trust or mortgage to this Lease, or to any of the provisions hereof on such terms and subject to such conditions as such mortgagee may consider appropriate in its discretion. At any time, before or after the institution of any proceedings for the foreclosure of any such deed of trust or mortgage, or the sale of the Building under any such deed of trust or mortgage, Tenant shall, upon request of such mortgagee, any person succeeding to the interest of such mortgagee, or the purchaser at any foreclosure sale (“Successor Landlord”), automatically become the Tenant of the Successor Landlord, without change in the terms or other provisions of this Lease; ~~provided, however,~~

~~that the Successor Landlord shall not be bound by any modification to this Lease made without the consent of the Successor Landlord or by any payment of Rent more than one (1) month in advance, except for a security deposit previously paid to Landlord (and then only if such security deposit has been deposited with and is under the control of the Successor Landlord)~~. The agreement of Tenant to attorn to a Successor Landlord shall survive any such foreclosure sale, trustee’s sale, or conveyance in lieu thereof. Tenant shall, upon request, before or after any such foreclosure or conveyance, execute, acknowledge, and deliver to the Successor Landlord instruments evidencing such attornment as the Successor Landlord may reasonably require.

c. Estoppel Certificates. Tenant shall, from time to time, within ten (10) days after request from Landlord, or from any mortgagee of Landlord, execute, acknowledge and deliver in recordable form a certificate certifying, to the extent true, that this Lease is in full force and effect and unmodified (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications); that the Term has commenced and the full amount of the Rent then accruing hereunder and the dates to which the Rent has been paid; that Tenant has accepted possession of the Premises and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant; the amount, if any, that Tenant has paid to Landlord as a security deposit; that no Rent under this Lease has been paid more than thirty (30) days in advance of its due date; that the address for notices to be sent to Tenant is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the certificate); that Tenant, as of the date of such certificate, has no charge, lien, or claim of offset under this Lease or otherwise against Rent; that, to the knowledge of Tenant, Landlord is not then in default under this Lease; and such other matters as may be reasonably requested by Landlord or any mortgagee of Landlord. Any such certificate may be relied upon by Landlord, any successor of Landlord, any mortgagees of Landlord or any prospective purchaser of the Building.

d. Notice to Mortgagee. No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder or to terminate this Lease, shall result in a release of Tenant’s obligations or termination of this Lease unless (i) Tenant has given notice by certified mail to any mortgagee of Landlord whose address has been furnished to Tenant, and (ii) Tenant offers such mortgagee of Landlord a reasonable time to cure the default (in no event to be less than thirty (30) days), including time to obtain possession of the Building if such should prove necessary to effect a cure. No such mortgagee of Landlord shall be obligated to Tenant to cure any default by Landlord hereunder, but if a mortgagee elects in its discretion to effect a cure Tenant shall accept same as though done by Landlord.

e. Non-Disturbance. Notwithstanding anything to the contrary herein, Tenant’s subordination agreement shall be subject to the requirement that Landlord’s mortgagee shall attorn to Tenant and shall not disturb Tenant’s possession of the Premises under this Lease if, at the time of any such foreclosure, trustee’s sale or conveyance in lieu thereof, by Landlord’s mortgagee, Tenant is not in default hereunder.

20. TAXES

Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, upon demand, that part of such taxes for which Tenant is primarily liable hereunder, Landlord shall not pay such amounts if Tenant notifies Landlord that it will contest the validity or amount of such taxes and thereafter diligently proceeds with such contest in accordance with applicable law and in a manner that is not inconsistent with the rights of Landlord or any other tenants of the Building and the non-payment thereof does not; (a) pose a threat of loss or seizure of the Building or interest of Landlord therein; or (b) result in the imposition of any fines, penalties or interest against Landlord. Notwithstanding the foregoing, Landlord may (but shall never be obligated to do so) contest the amount or validity of any such taxes.

21. EVENTS OF DEFAULT

The occurrence of any one of the following events will be an event of default by Tenant under this Lease:

a. Tenant shall fail to pay Landlord any rental or other sum of money when due under this Lease or under any other agreement with Landlord concerning the Premises after the expiration of five (5) days written notice.

b. Tenant shall fail to maintain any insurance that this Lease requires Tenant to maintain or ~~shall fail~~ having failed to deliver any certificate of such insurance when required by this Lease, fail to deliver such certificates within ten (10) days of receipt of Landlord’s written request therefor.

c. Tenant shall fail to perform or observe any term, covenant or condition of this Lease or any other agreement with Landlord concerning the Premises (other than a failure described in the preceding subparagraphs 21.(a) and 21.(b)) and Tenant shall not cure the failure within ten (10) days after Landlord notifies Tenant thereof; but if the failure is of a nature that it cannot be cured within such ten (10) day period, Tenant shall not have committed an event of default if Tenant commences the curing of the failure within such ten (10) day period and thereafter diligently pursues the curing of same and completes the cure within sixty (60) days; provided, however, that if Tenant fails to perform or observe any such term, condition, covenant or provision 2 or more times in any Lease year, then notwithstanding that such defaults have been cured by Tenant, any further similar failure shall be deemed an event of default without notice or opportunity to cure.

d. Tenant or any guarantor of Tenant’s obligations under this Lease shall become insolvent, or shall admit in writing its inability to pay its debts when due, shall make a transfer in fraud of its creditors, or shall make a general assignment or arrangement for the benefit of creditors, or all or substantially all of Tenant’s assets or the assets of any guarantor of Tenant’s obligations under this Lease or Tenant’s interest in this Lease are levied on by execution or other legal process.

e. A petition shall be filed by Tenant or any guarantor of Tenant’s obligations under this Lease to have Tenant or such guarantor adjudged a bankrupt, or a petition for reorganization or arrangement under any law relating to bankruptcy shall be filed by Tenant or such guarantor, or any such petitions shall be filed against Tenant or such guarantor and shall not be removed within thirty (30) days.

f. A receiver or trustee shall be appointed for all or substantially all the assets of Tenant or of any guarantor of Tenant’s obligations under this Lease or for Tenant’s interest in this Lease.

g. Tenant shall abandon or vacate any substantial portion of the Premises or shall fail to occupy the Premises within thirty (30) days after the Term commences and the Premises are ready for occupancy.

22. REMEDIES

a. Upon the occurrence of any event of default by Tenant, Landlord shall have the option, without any notice to Tenant (except as expressly provided below) and with or without judicial process, to pursue any one or more of the following remedies:

(i) Landlord may terminate this Lease by written notice to Tenant, in which event Tenant shall immediately surrender the Premises to Landlord.

(ii) Landlord may enter upon and take custodial possession of the Premises by picking the locks if necessary, lock out or remove Tenant and any other person occupying the Premises and alter the locks and other security devices at the Premises, all without Landlord being deemed guilty of trespass or becoming liable for any resulting loss or damage and without causing a termination or forfeiture of this Lease or of Tenant’s obligation to pay rent. Landlord shall not, in the event of a lockout by the changing of locks, be required to provide new keys to Tenant.

(iii) Landlord may terminate Tenant’s possession and not this Lease whereby Landlord may enter the Premises and take possession of and remove any and all trade fixtures and personal property situated in the Premises, without liability for trespass or conversion. If Landlord takes possession of and removes personal property from the Premises, then prior to any disposition of the property by sale or until Tenant reclaims the property if no foreclosure by public or private sale is contemplated, Landlord may store the property in a public or private warehouse or elsewhere at the cost of and for the account of Tenant without the resort to legal process and without becoming liable for any resulting loss or damage.

(iv) Landlord may perform on behalf of Tenant any obligation of Tenant under this Lease which Tenant has failed to perform, and the cost of the performance will be deemed additional rental and will be payable by Tenant to Landlord upon demand.

b. In the event Landlord enters and takes possession of the Premises without electing to terminate this Lease, Landlord will have the right to relet the Premises for Tenant, in the name of Tenant or Landlord or otherwise, on such terms as Landlord deems advisable. But Landlord will not be required to incur any expense to relet the Premises and the failure of Landlord to relet the Premises shall not reduce Tenant’s liability for monthly rentals and other charges due under this Lease or for damages. Landlord will not be obligated to relet for less than the then market value of the Premises or to relet the Premises when other comparable rental space in the Building is available for lease. Without causing a termination or forfeiture of this Lease after an event of default by Tenant, Landlord may: (i) relet the Premises for a term or terms to expire at the same time as, earlier than, or subsequent to, the expiration of the Term; (ii) remodel or change the use and character of the Premises; (iii) grant rent concessions in reletting the Premises, if necessary in Landlord’s judgment, without reducing Tenant’s obligation for rentals specified in this Lease; and (iv) relet all or any portion of the Premises as a part of a larger area. Subject to the next subparagraph, Landlord may retain the excess, if any, of the rent earned from reletting the Premises over the rentals specified in this Lease.

c. After any failure by Tenant to pay Rent, Landlord may, whether or not it has chosen to re-enter and take possession of the Premises, but only if Landlord has not notified Tenant of Landlord’s election to terminate this Lease, collect from and require Tenant to pay an amount (a “Rental Deposit”) equal to the then present value of all Base Rent specified herein for the balance of the Term. However, if Landlord has relet the Premises or relets thereafter without first terminating this Lease, Landlord will apply any future rentals from reletting (but not rental representing reimbursement for Basic Costs or rental allocable to any area outside the Premises or rental allocable to the period following the Term) in the following manner: first, to reduce any amounts then due from Tenant, including but not limited to attorneys’ fees, brokerage commissions and other expenses Landlord may have incurred in connection with the collection of any rent, recovery of possession, and redecorating, altering, dividing, consolidating with adjoining premises, or otherwise preparing the Premises for reletting; and, second, to the repayment of any Rental Deposit collected from Tenant. The balance, if any, of the future rentals from reletting shall be retained by Landlord as compensation for reletting the Premises. Tenant will not be entitled to any repayment of the Rental Deposit except as provided herein, but Tenant will be relieved of its obligation to make future payments of any Base Rent with respect to which it has paid a Rental Deposit to Landlord. Landlord will notify Tenant if Landlord elects to collect a Rental Deposit after an event of default by Tenant, whereupon the Rental Deposit shall be immediately due and payable and may be collected by Landlord by a suit to enforce payment.

d. No re-entry or reletting of the Premises or any filing or service of an unlawful detainer action or similar action will be construed as an election by Landlord to terminate or accept a forfeiture of this Lease or to accept a surrender of the Premises after an event of default by Tenant, unless a written notice of such intention is given by Landlord to Tenant; but notwithstanding any such action without such notice, Landlord may at any time thereafter elect to terminate this Lease by notifying Tenant. In the event, however, Landlord terminates this Lease after collecting a Rental Deposit as provided in the preceding subparagraph, Landlord will reimburse Tenant for the excess (if any) of (i) that portion of the Rental Deposit collected and attributable to the Base Rent for the period following such termination, over (ii) the amount that, notwithstanding the termination, Landlord would have been entitled to recover from Tenant with respect to such period if Landlord had not collected the Rental Deposit.

e. Upon the termination of this Lease or termination of Tenant’s possession, Landlord will be entitled to recover all unpaid rentals that have accrued through the date of termination plus the costs of performing any of Tenant’s obligations (other than the payment of rent) that should have been but were not satisfied as of the date of such termination. In addition, if the termination follows a material event of default (as described in the next subparagraph), Landlord will be entitled to recover, not as rent or a penalty but as compensation for Landlord’s loss of the benefit of its bargain with Tenant, the difference between (i) an amount equal to the present value of the rental and other sums that this Lease provides Tenant will pay for the remainder of the Term and for the balance of any then effective extension of the Term, and (ii) the present value of the net future rentals for such period that will be or with reasonable efforts could be collected by Landlord by reletting the Premises. For purposes of determining what could be collected by Landlord by reletting under the preceding sentence, it will be assumed that Landlord is not required to relet when other comparable space in the Building is available for lease and that Landlord will not be required to incur any cost to relet, other than customary leasing commissions.

f. After a material event of default by Tenant, Landlord may recover from Tenant from time to time and Tenant shall pay to Landlord upon demand, whether or not Landlord has relet the Premises or terminated this Lease, (i) such expenses as Landlord may incur in recovering possession of the Premises, terminating this Lease, placing the Premises in good order and condition and altering or repairing the same for reletting; (ii) all other costs and expenses (including brokerage commissions and legal fees) paid or incurred by Landlord in exercising any remedy or as a result of the event of default by Tenant; and (iii) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result from such failure. As used above, a material event of default shall mean (i) any failure to pay rent described in subparagraph 21.(a) above; (ii) any failure to maintain insurance required by this Lease; or (iii) any other event of default, individually or in the aggregate, which Landlord reasonably determines to be material.

g. In the event that any future amount owing to Landlord or offsetting an amount owing to Landlord is to be discounted to present value under this Lease, the present value shall be determined by discounting at the rate of ~~six percent (6%)~~ eight percent (8%)per annum.

h. For the purposes of any suit by Landlord brought or based on this Lease, this Lease may, at Landlord’s option, be construed to be a divisible contract to the end that successive actions may be maintained and successive periodic sums shall mature and become due hereunder, and the failure to include in any suit or action any sum or sums then matured shall not be a bar to the maintenance of any suit or action for the recovery of the sum or sums so omitted.

i. This Paragraph shall be enforceable to the extent not prohibited by applicable law, and the unenforceability of any provision in this Paragraph shall not render any other provision unenforceable. To the extent permitted by law, Tenant and Landlord agree that paragraphs (a), (b), (c), (f) and (g) of Section 93.002 of the Texas Property Code shall not apply to this Lease. However, as provided in Section 93.002(d) of the Texas Property Code, Tenant will be presumed to have abandoned the Premises if goods, equipment, or other property, in an amount substantial enough to indicate a probable intent to abandon the Premises, is being or has been removed from the Premises and the removal is not within the normal course of Tenant’s business.

j. Landlord’s pursuit of any remedy specified in this Lease will not constitute an election to pursue that remedy only, nor preclude Landlord from pursuing any other remedy available at law or in equity, nor constitute a forfeiture or a waiver of any rent or other amount due to Landlord as described below.

k. Landlord may draw upon the Letter of Credit issued in its favor as security for payment under this Lease and in accordance with Lease Addendum I attached hereto.

~~23. LANDLORD’S LIEN~~

~~a. In addition to all statutory landlord’s liens granted under applicable law, Tenant grants to Landlord, to secure performance of Tenant’s obligations hereunder, a security interest in all equipment, fixtures, furniture, improvements, and other personal property of Tenant now or hereafter situated on the Premises, and all proceeds therefrom (the “~~Collateral~~”), and the Collateral shall not be removed from the Premises without the consent of Landlord until all obligations of Tenant have been fully performed. Upon the occurrence of an Event of Default, Landlord may, in addition to all other remedies, without notice or demand except as provided below, exercise the rights afforded a secured party under the Uniform Commercial Code of the State in which the Building is located (the “~~UCC~~”). In connection with any public or private sale under the UCC, Landlord shall give Tenant five (5) days’ prior written notice of the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made, which is agreed to be a reasonable notice of such sale or other disposition. Tenant grants to Landlord a power of attorney to execute and file any financing statement or other instrument necessary to perfect Landlord’s security interest which power is coupled with an interest and shall be irrevocable during the Term. Landlord may also file a copy of this Lease as a financing statement to perfect its security interest in the Collateral. Tenant further agrees to execute any financing statements requested by Landlord to evidence or perfect the liens set forth in this paragraph.~~

24. NON-WAIVER

Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. No waiver by Landlord or Tenant of any violation or breach of any of the terms contained herein shall waive Landlord’s or Tenant’s rights regarding any future violation of that term or any other term. No custom or practice which may occur or develop between the parties in connection with the terms of this Lease shall be construed to waive or lessen Landlord’s or Tenant’s right to insist upon strict performance of the terms of this Lease.

25. SURRENDER OF PREMISES

No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall immediately deliver to Landlord the Premises with all improvements located thereon in good repair and condition, reasonable wear and tear excepted (and condemnation and Casualty damage not caused by Tenant, as to which Sections 16 and 17 shall control), and shall deliver to Landlord all keys to the Premises and access cards to the Building. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the Premises by Tenant (but Tenant shall not remove any such item which was paid for, in whole or in part, by Landlord). Additionally, Tenant shall promptly remove such alterations, additions, improvements, trade fixtures, equipment, wiring, and furniture as Landlord may request; however, Tenant shall not be required to remove any addition or improvement to the Premises if Landlord has specifically agreed in writing that the improvement or addition in question shall not be removed. Tenant shall repair all damage caused by such removal. All items not so removed shall be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items. If Tenant fails to surrender the Premises, Landlord shall have the right, without notice and without resorting to legal process, to enter upon and take possession of the Premises and to expel or remove Tenant and its effects. The provisions of this Section shall survive the end of the Term.

26. HOLDING OVER

If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be at will and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, Tenant shall pay Base Rent equal to the greater of (a) 200% of the monthly Base Rent payable during the last month of the Term, or (b) the prevailing rental rate in the Building for similar space. In such event, Tenant shall pay Rent on a monthly basis and shall not be entitled to a daily pro ration.

27. RIGHTS RESERVED BY LANDLORD

Landlord has the following rights, exercisable without notice to Tenant and without causing an eviction (constructive or actual) or disturbance of Tenant’s possession of the Premises and without giving rise to any claim for setoff or abatement of rent:

a. to change the Building’s name or street address;

b. to install signs on the exterior and interior of the Building;

c. to designate and approve, prior to installation, all types of window shades, blinds, drapes, awnings, window ventilators and other similar equipment, and to control all internal lighting that may be visible from the exterior of the Building;

d. to enter upon the Premises at reasonable hours to inspect, clean or make repairs or alterations (without implying any obligation to do so) and to show the Premises to prospective lenders, purchasers and tenants and, if the Premises are vacated, to prepare them for re-occupancy;

e. to retain and use in appropriate instances keys to all doors into and within the Premises (Tenant will not change or add locks without the prior written consent of Landlord);

f. to decorate and to make repairs, alterations, additions or improvements (whether structural or otherwise) to and about the Building and, for such purposes, to enter upon the Premises, to temporarily close doors, entryways, public space and corridors in the Building, to temporarily suspend Building Services and facilities and to change the arrangement and location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets, or other Common Areas, all without abatement of rent or impairing Tenant’s obligations so long as the Premises remain reasonable accessible and fit for the use expressly permitted in this Lease;

g. to grant to anyone the exclusive right to conduct any business or render any service in or to the Building (including the exclusive right to sell any food or beverages), provided such exclusive right does not exclude Tenant from the use expressly permitted in this Lease;

h. to approve the weight, size and location of safes and other heavy equipment and articles in the Premises and to require that all such items and all furniture be moved into and out of the Building and Premises at the times and in the manner directed by Landlord (movements of Tenant’s property into or out of the Building and within the building are entirely at the risk and responsibility of Tenant); and

i. to take any measures (without implying any obligation to do so) Landlord deems advisable for the security of the Building and its occupants, including the evacuation of the Building for drill purposes and the closing of the Building after normal business hours, subject, however, to Tenant’s right to admittance when the Building is closed under reasonable regulations prescribed by Landlord from time to time.

28. LANDLORD’S DEFAULT

a. All covenants of Tenant in this Lease are independent covenants, not conditioned upon Landlord’s satisfaction of its obligations hereunder, except to the extent otherwise specifically provided herein. Tenant waives any statutory lien it may have against the rent due under this Lease or against Landlord’s property in Tenant’s possession.

b. If Landlord defaults in the performance of any of its obligations under this Lease, Landlord will have thirty (30) days to cure after Tenant notifies Landlord of the default; or if the default is of a nature to require more than thirty (30) days to remedy, Landlord will have the time reasonably necessary to cure it.

c. Whenever a period of time is prescribed in this Lease for action to be taken by Landlord, Landlord will not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, Applicable Laws or any other causes of any kind whatsoever which are beyond the control of Landlord.

d. Tenant agrees to serve a notice of claimed default or breach by Landlord upon the lender holding a first mortgage or deed of trust against the Premises (herein called “Landlord’s Mortgagee”) if Tenant has been made aware of the name and address of such lender. Notwithstanding anything to the contrary contained herein, Tenant will not exercise any right to terminate this Lease because of a default by Landlord before allowing such lender the same period following such notice to cure the default or breach as is allowed Landlord. But this subparagraph will not be interpreted as creating or broadening any right of Tenant to terminate this Lease because of a default by Landlord.

e. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease is limited to the interest of Landlord in the Building and the Land, and Tenant agrees to look solely to Landlord’s interest in the Building and the Land for recovery of any judgment from Landlord, it being intended that Landlord shall not be personally liable for any judgment or deficiency.

29. RELOCATION

Landlord may, at Landlord’s expense, relocate Tenant within the Building in space which is reasonably comparable in size to the Premises and is reasonably suited for Tenant’s use. If Landlord relocates Tenant, Landlord shall reimburse Tenant for Tenant’s reasonable out-of-pocket expenses for moving Tenant’s furniture, equipment and supplies from the Premises to the relocation space and for reprinting Tenant’s stationery of the same quality and quantity as Tenant’s stationery supply on hand immediately before Landlord’s notice to Tenant of the exercise of this relocation right. Upon such relocation, the relocation space shall be deemed to be the Premises and the terms of this Lease shall remain in full force and shall apply to the relocation space.

30. PARKING

Tenant shall be permitted to use its Parking Spaces in the parking garage or facility associated with the Building (the “Parking Garage”) during the initial Term for vehicular parking, subject to such terms, conditions and regulations as are from time to time applicable to patrons of the Parking Garage. Tenant agrees to pay its Parking Rent, if any, monthly in advance as Additional Rent. If, for any reason, Landlord fails or is unable to provide, or Tenant is not permitted to use, all or any portion of the parking spaces to which it is entitled hereunder, then Tenant for so long as Tenant does not have the use thereof, shall be entitled to a reasonable credit against Tenant’s Rent (which shall never exceed Tenant’s actual out of pocket cost of alternative and reasonable parking). This credit shall be in full settlement of all claims that Tenant might otherwise have against Landlord because of Landlord’s failure or inability to provide Tenant with such parking spaces. If Tenant sublets any portion of the Premises or assigns any of its interest in this Lease, then the parking spaces allocated to Tenant hereunder shall be reduced to the extent the ratio between the rentable square feet of the Premises and the parking spaces granted to Tenant hereunder exceeds the Building standard ratio of parking space per rentable square foot as established by Landlord from time to time. Any assignee of Tenant shall not be entitled to any parking spaces unless expressly approved in writing by Landlord.

31. MISCELLANEOUS

a. Landlord Transfer. Landlord may transfer, in whole or in part, the Building and any of its rights under this Lease. If Landlord assigns its rights under this Lease, and transfers any Security Deposit or Letter of Credit held by Landlord to the assignee, then Landlord shall thereby be released from any further obligations hereunder.

b. Landlord’s Liability. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Property, and Landlord and its directors, officers, employees, agents, attorneys and representatives shall not be personally liable for any deficiency.

c. Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Lease except Landlord’s Broker and Tenant’s Broker. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party. Commissions payable to Tenant’s Broker shall be paid by Landlord only if a written commission agreement has been executed by and between Landlord and such broker. Landlord shall be responsible for payment of all commissions to Landlord’s Broker.

d. Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be (i) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in Section 1 of the Lease, (ii) hand delivered by local courier or national overnight delivery service to the intended address, or (iii) sent by facsimile transmission or telex followed by a confirmatory letter. All notices to Landlord shall be delivered to the addresses set forth in the Section 1 and to Landlord’s property management company at the address set forth in the Section 2 and all notices to Tenant shall be to Tenant’s address(es) set forth in Section 1. Notice sent by certified mail, postage prepaid, shall be effective after being deposited in the United States Mail; notices sent by hand delivery or overnight courier shall be effective upon delivery to the address of the addressee and notices sent by facsimile or telex shall be effective when and if actually received by the individual to whom the notice is to be directed. The parties hereto may change their addresses for notice or payment by giving notice thereof to the other in conformity with this provision. In addition to the foregoing, any written notice to Tenant shall be deemed received when delivered to the Premises.

e. Severability. It is the parties intention that this Lease be enforceable and that it comply with all applicable laws. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

f. Amendments; and Binding Effect. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing signed by ~~Landlord~~ the waiving party. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s mortgagee, no third party shall be deemed a third party beneficiary hereof.

g. Tenant’s Right of Possession. Provided Tenant has performed all of the terms and conditions of this Lease to be performed by Tenant, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, subject to the terms and conditions of this Lease.

h. Joint and Several Liability. If there is more than one Tenant, then the obligations hereunder imposed upon Tenant shall be joint and several. If there is a guarantor of Tenant’s obligations hereunder, then the obligations hereunder imposed upon Tenant shall be the joint and several obligations of Tenant and such guarantor, and Landlord need not first proceed against Tenant before proceeding against such guarantor nor shall any such guarantor be released from its guaranty for any reason whatsoever.

I. Captions. The captions contained in this Lease are for convenience of reference only, and do not limit or enlarge the terms and conditions of this Lease.

j. No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person or entity acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the corresponding fee estate or any interest in such fee estate.

k. No Offer. The submission of this Lease to Tenant shall not be construed as an offer, nor shall Tenant have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

l. Exhibits. All addenda and exhibits added and attachments attached hereto are incorporated herein by this reference.

Exhibit A - Legal Description

Exhibit B - Outline of Premises

Exhibit C - Building Rules and Regulations

Exhibit D - Landlord Services

Exhibit E - Tenant Improvements

Addendum I - Contingency, Security and Prior Obligations

m. Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith.

n. Property Management. Landlord’s Property Management Company is identified in Section 2 of the Lease. ~~Information may be changed without notice to Tenant from time to time.~~ Tenant acknowledges that the Property Management Company is an independent contractor hired by Landlord to operate the Building.

o. Choice of Law. This Lease shall be governed by the laws of the state in which the Land is located and by the applicable laws of the United States of America.

p. Construction and Interpretation. This Lease shall not be construed in favor of either Landlord or Tenant regardless of who prepared the same. Whenever the terms “hereof,” “hereby,” “herein,” or words of similar import are used herein they shall be construed as referring to this Lease in its entirety rather than to a particular section or provision. References to Sections and Exhibits refer to the sections of, and exhibits to, this Lease. Whenever the term “including” is used herein, it shall be interpreted as meaning “including, but not limited to.”

32. REPRESENTATIONS, WARRANTIES AND COVENANTS OF TENANT

Tenant represents, warrants and covenants that it is now in a solvent condition; that no bankruptcy or insolvency proceedings are pending or contemplated by or against Tenant or any guarantor of Tenant’s obligations under this Lease; that all reports, statements and other data furnished by Tenant to Landlord in connection with this Lease are true and correct in all material respects; that the execution and delivery of this Lease by Tenant does not contravene, result in a breach of, or constitute a default under any contract or agreement to which Tenant is a party or by which Tenant may be bound and does not violate or contravene any law, order, decree, rule or regulation to which Tenant is subject; and that there are no judicial or administrative actions, suits, or proceedings pending or threatened against or affecting Tenant or any guarantor of Tenant’s obligations under this Lease. If Tenant is a corporation or partnership, each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant is duly organized and existing, is qualified to do business in the state in which the Premises are located, has full right and authority to enter into this Lease, that the persons signing on behalf of Tenant are authorized to do so by appropriate corporate or partnership action and that the terms, conditions and covenants in this Lease are enforceable against Tenant. If Tenant is a corporation, Tenant shall deliver certified resolutions to Landlord, upon request, evidencing that the execution and delivery of this Lease has been duly authorized and properly executed, and will deliver such other evidence of existence, authority and good standing as Landlord shall require.

33. ENVIRONMENTAL PROVISIONS

a. Terms defined below in this Section shall have the following meanings:

(i)	“Applicable Environmental Laws” means all applicable federal, state and other laws, ordinances, rules and regulations of any governmental entity pertaining to health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended, hereinafter called “CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended, hereinafter called “RCRA”), the Texas Water Code and the Texas Solid Waste Disposal Act.

(ii)	“Expenses” means all liabilities, obligations, losses, damages, penalties, claims, actions, suits, proceedings, costs, expenses (including reasonable attorneys’ fees), costs of settlement and disbursements of any kind and nature whatsoever.

(iii)	“Hazardous substance” and “release” shall have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) shall have the meanings specified in RCRA; provided, in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and provide further, to the extent that the laws of the State of Texas establish a meaning for “hazardous substance”, “release,” ‘solid waste,” or disposal” which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

(iv)	“Indemnified Party” means each of Landlord and any successors and assigns as to all or any portion of the Land or Premises or any interest therein, and any affiliate, officer, agent, director, employee or servant of any of them.

b. Tenant warrants and represents that to Tenant’s knowledge Tenant’s intended use of the Premises will not violate Applicable Environmental Laws. Tenant shall not cause or permit the Premises or Tenant to be in violation of, or do anything or permit anything to be done which will subject the Landlord or the Premises or the Land to any remedial obligations under, any Applicable Environmental Laws, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Premises, the Land and Tenant. Tenant shall promptly notify Landlord in writing of any existing, pending or, to the knowledge of Tenant, threatened investigation or inquiry by any governmental authority in connection with any violation of Applicable Environmental Laws by Tenant or the Premises. Tenant shall take all steps necessary to determine during the term of this Lease that no hazardous substances or solid wastes are being disposed of or otherwise released on or to or from the Premises. Landlord may enter upon the Premises at any time and without notice to verify compliance with this Section if Landlord believes in good faith that a violation of this Section may have occurred or be threatened. Any violation of this Section by Tenant shall constitute an “event of default’ under this Lease which cannot be cured.

c. Tenant hereby agrees to assume liability for and to pay, indemnify, protect and hold harmless every Indemnified Party on an after-tax basis from any and all Expenses imposed, incurred or asserted (regardless of whether the Indemnified Party shall be indemnified by any other person or entity) in any way relating to or arising out of (a) a violation of Applicable Environmental Laws ~~by~~ in the Premises or by Tenant or any invitee of Tenant during the term of this Lease or during any period of holdover by Tenant after the term of the Lease, or (b) a disposal or other release of any hazardous substance or solid waste on, to or from the Premises during the term of the Lease or during any such period of holdover. The Tenant acknowledges that it has been given ample time to consult with counsel in agreeing to the indemnity set forth in this Lease and fully understands it. This indemnity shall survive the termination or expiration of this Lease. The foregoing indemnity shall not render Tenant liable to any Indemnified Party for any Expenses that such Indemnified Party many incur as a result of its own willful misconduct or gross negligence, but the indemnity shall apply, without limitation, to each Indemnified Party with respect to Expenses which in whole or in part are caused by or arise out the negligence of such Indemnified Party.

d. Tenant’s payment or reimbursement of all Expenses to or for the benefit of an Indemnified Party as required by this Lease shall be supplemented by a further payment, to such Indemnified Party, in an amount equal to any taxes imposed upon such Indemnified Party because of Tenant’s payment of reimbursement of Expenses and the supplemental payment required by this Section. Taxes will be computed for the purposes hereof after taking into account any credits or deductions taken by the applicable Indemnified Party for the Expenses paid by the Indemnified Party hereunder, based on the actual tax return of the Indemnified Party (or, if no tax return is filed for such party because it is a part of a consolidated or combined group, on a pro forma basis as if such Indemnified Party filed a return only for itself and its subsidiaries, if any).

e. If an Indemnified Party notifies Tenant of any claim or notice of the commencement of any action, administrative or legal proceeding, or investigation as to which the indemnity may apply, Tenant shall assume on behalf of the Indemnified Party and conduct with due diligence and in good faith the defense thereof with counsel reasonable satisfactory to the Indemnified Party; provided, that the Indemnified party shall have the right to be represented therein by advisory counsel of its own selection and at its own expense; and provided further, that if any such claim, action, proceeding or investigation involves both Tenant and the Indemnified Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from, additional to, or inconsistent with those available to Tenant, then the Indemnified Party shall have the right to select separate counsel to participate in the defense of such claim, action, proceeding or investigation on its own behalf at Tenant’s expense.

f. If any claim, action, proceeding or investigation arises as to which the indemnity provided for may apply, and Tenant fails to assume promptly (and in any event within ten (10) days after being notified of the claim, action, proceeding or investigation) the defense of the Indemnified Party, then the Indemnified Party may contest (or, with the prior written consent of Tenant, settle) the claim, action, proceeding or investigation at Tenant’s expense using counsel selected by the Indemnified Party; provided, that no such contest need be made by the Indemnified Party and settlement or full payment of any claim may be made by the Indemnified Party without Tenant’s consent and without releasing Tenant from any obligations to the Indemnified Party if, in the written opinion of the Indemnified Party’s counsel, the settlement or payment in full is advisable. All costs and expenses incurred by the Indemnified Party in connection with any such contest, settlement or payment shall be payable upon demand.

g. To the Landlord’s best knowledge no hazardous substance exists in the Premises. Prior to the Commencement Date of this Lease, Landlord shall provide a Phase I environmental survey, if requested in writing by Tenant. If the report reflects any hazardous substances in violation of any applicable environmental laws, Tenant shall have 10 days from receipt of the report to cancel this Lease. Should Tenant elect to cancel this Lease, both parties shall be released without further liability to the other.

34. AUTHORITY PARAGRAPH

The party executing this document on behalf of Tenant represents and warrants that such party possesses all lawful rights and authority to enter into this document on behalf of Tenant; that there are no judgments, decrees or outstanding orders of any court prohibiting the execution of this document; and that all required approvals, consents and resolutions necessary to effectuate the terms and provisions of this document have been obtained.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, SETOFF, DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED. NOTHING IN THIS PARAGRAPH SHALL BE CONSTRUED TO DIMINISH THE OBLIGATIONS OF LANDLORD THAT ARE EXPRESSLY SET FORTH ELSEWHERE IN THIS LEASE.

EXECUTED as indicated below and effective on the latter of the dates indicated below.

LANDLORD:

CYPRESS COURT OPERATING ASSOCIATES, LIMITED PARTNERSHIP

By:	BGK Cypress Court LLC, General Partner

By:	/s/ Edward M. Gilbert
Name:	Edward M. Gilbert
Title:	President
Date:	6/7/01

TENANT:

AROC INC.

By:	/s/ Frank A. Lodzinski
Name:	Frank A. Lodzinski
Title:	President
Date:	5/31/01

EXHIBIT “A”

LEGAL DESCRIPTION

FIELD NOTE DESCRIPTION

10.8492 ACRES OF LAND

HARRIS COUNTY, TEXAS

BEING a 10.8492 acre tract of land out of Reserve “A”, Block 16, Cypress Station section 3 as recorded in Volume 222, Page 89 of the Harris County Map Records and being the same tract described as 10.847 acres in a deed from Radler Cypress Court Limited Partnership to K/B Fund IV, filed under Harris County Clerk’s File Number S571359. Said 10.8492 acre tract is out of the Daniel Harmon Survey, A-315, Harris County, Texas and is more particularly described by metes and bounds as follows:

BEGINNING at a point in the north line of Reserve “A” being the intersection of the west right-of-way of Interstate 45 and the centerline of Cypress Creek;

THENCE, South 00°05’00” East, along the west right-of-way of I.H. 45, 129.32 feet to any iron rod (set) for a corner of this tract;

THENCE North 89°55’00” East, 5.00 feet to an iron rod (set) for a corner of this tract;

THENCE South 00°05’00” East along the west right-of-way of I.H. 45, 771.21 feet to an iron rod (set) for the most northerly cutback corner of the intersection of the west right-of-way of I.H. 45 and the north right-of-way of Cypress Station Drive;

THENCE South 44°59’51” West, along said cutback, 42.37 feet to an iron rod (set) for the most southerly corner of said cutback;

THENCE North 89°54’32” West, along the north right-of-way of Cypress Station Drive, 34.27 feet to an iron rod (found) for the beginning of a curve to the left having a radius of 677.00 feet, a central angle of 15°15’08” and a chord bearing South 82°26’52” West - 179.69 feet;

THENCE, along said curve to the left and the north right-of-way of Cypress Station Drive, 180.22 feet to an iron rod being the end of this curve and the beginning of a curve to the right having a radius of 862.00 feet, a central angle of 11°49’51” and a chord bearing South 80°45’47” East;

THENCE, along said curve to the right and the north right-of-way of Cypress Station Drive, 177.99 feet to an iron rod (found) being the end of said curve to the right and the beginning of a curve to the left having a radius of 1472.00 feet, a central angle of 15°27’10” and a chord bearing South 78°56’29” West—395.80 feet;

THENCE, along said curve and the north right-of-way of Cypress Station Drive 397.00 feet to an iron rod (found) for the southwest corner of this tract;

THENCE North 01°08’39” West, 275.20 feet to an iron rod (found) for a corner of this tract;

THENCE North 41°44’10” East, 623.92 feet to a point in the north line of said Reserve “A” and the centerline of Cypress Creek for a corner of this tract;

THENCE continuing along the north line of said Reserve “A” and the centerline of Cypress Creek as follows:

South 34°20’21” East, 26.95 feet to an angle point;

North 71°48’17” East, 105.95 feet to an angle point;

North 64°32’56” East, 125.92 feet to an angle point;

North 43°48’06” East, 100.50 feet to an angle point;

North 34°00’21” East, 70.18 feet to an angle point;

North 01°28’38” East, 52.82 feet to an angle point;

North 35°58’08” East, 85.63 feet to the POINT OF BEGINNING and containing 10.8492 acres of land more or less.

EXHIBIT “B”

OUTLINE OF PREMISES

EXHIBIT “C”

BUILDING RULES AND REGULATIONS

1. Sidewalks, doorways, vestibules, halls, stairways and similar areas shall not be obstructed by tenants or their officers, agents, servants, and employees, or used for any purpose other than ingress and egress to and from their respective leased premises and for going from one part of the Building to another part of the Building.

2. Plumbing fixtures and appliances shall be used only for the purposes for which constructed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed therein. Any stoppage or damage resulting to any such fixtures or appliances from misuse on the part of a tenant or such tenant’s officers, agents, servants, and employees shall be paid by such tenant.

3. No signs, posters, advertisements, or notices shall be painted or affixed by or on behalf of any tenant on any of the windows or doors, or other part of the Building, except lettering of such color, size and style and in such places, as shall be first approved in writing by the Landlord’s Building manager. No nails, hooks or screws shall be driven into or inserted in any part of the Building, except by building maintenance personnel.

4. Directories may be placed by the Landlord, at Landlord’s own expense, in conspicuous places in the Building. No other directories shall be permitted.

5. Tenants shall not do anything, or permit anything to be done, in or about the Building, or bring or keep anything therein, that will in any way increase the possibility of fire or other casualty or obstruct or interfere with the rights of, or otherwise injure or annoy, other tenants, or do anything in conflict with the valid pertinent laws, rules or regulations of any governmental authority.

6. Corridor doors, when not in use, shall be kept closed.

7. All deliveries of furniture, freight, office-equipment or other materials for dispatch or receipt by Tenant must be made by licensed commercial movers via the service entrance of the Building in a manner and during hours set by Landlord from time to time. Prior approval must be obtained from the Landlord’s Building manager for any deliveries that might interfere with the free movement of others through the public corridors of the Building. All hand trucks shall be equipped with rubber tires and rubber side guards.

8. Each tenant shall cooperate with Building employees in keeping the Building and their respective leased premises neat and clean.

9. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No birds or animals shall be brought into or kept in or about the Building.

10. Should a tenant require telegraphic, telephonic, annunciator or any other communication service, the Landlord will direct the electricians and installers where and how the wires are to be introduced and placed, and none shall be introduced or placed except as the Landlord shall direct.

11. Tenants shall not make or permit any unseemly, disturbing or improper noises in the Building, or otherwise interfere in any way with other tenants, or persons having business with them.

12. No equipment of any kind shall be operated on any tenant’s leased premises that could in any way annoy any other tenant in the Building without the prior written consent of the Landlord.

13. Tenants shall not use or keep in the Building any inflammable or explosive fluid or substance, or any illuminating material, unless it is battery powered, UL approved.

14. Tenants, employees, or agents, or anyone else who desire to enter the Building after normal working hours will be required to close doors into the Building behind them. Locks to such doors will not be tampered with.

15. All electrical fixtures hung in the Premises must be fluorescent and of a quality, type, design, bulb color, size and general appearance approved by Landlord.

16. No water cooler, air conditioning unit or system or other apparatus shall be installed or used by a tenant without the prior written consent of Landlord.

17. Normal business hours for the Building shall be 7:00 a.m. through 6:00 p.m. on weekdays, excluding legal holidays.

18. References to “holidays” and “legal holidays” in the leases to tenants in the Building shall include the following:

January 1st	New Year’s Day

Last Monday in May	Memorial Day

July 4th	Independence Day

First Monday in September	Labor Day

Fourth Thursday in November	Thanksgiving

December 25th	Christmas

19. The Landlord reserves the right to rescind any of these rules (as to any particular tenant or as to all tenants generally) and to make such other and further rules and regulations as in the judgment of Landlord shall from time to time be needed for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein, and the protection and comfort of its tenants, their agents, employees and invitees, which rules when made and notice thereof given to a tenant shall be binding upon him in like manner as if originally herein prescribed. In the event of any conflict, inconsistency, or other difference between the terms and provisions of these Rules and Regulations (as now or hereafter in effect) and the terms and provisions of any lease now or hereafter in effect between Landlord and any tenant in the Building, Landlord shall have the right to rely on the term or provision in either such lease or such Rules and Regulations which is most restrictive on such tenant.

EXHIBIT “D”

LANDLORD’S SERVICES

The following services will be provided by Landlord:

1. water (hot and cold) at those points of supply provided for general use of tenants of the Building;

2. heated and refrigerated air conditioning as appropriate, at such temperatures and in such amounts as are reasonably considered by Landlord to be standard office conditions for the Building, from 7:00 a.m. to 6:00 p.m., Monday through Friday, and from 7:00 a.m. to 1:00 p.m. on Saturdays;

3. janitorial service to the Premises on weekdays other than holidays for Building-standard installations (Landlord reserves the right to bill Tenant separately for extra janitorial service required for non-standard installations) and such window washing as may from time to time in Landlord’s judgment be reasonably required;

4. elevators for ingress and egress to the floor on which the Premises are located, in common with other tenants, provided that Landlord may reasonably limit the number of elevators to be in operation at times other than during customary business hours and on holidays;

5. replacement of ballasts and fluorescent tubes in building-standard ceiling mounted fixtures installed by Landlord and incandescent bulb replacement in all public areas of the Building;

6. electrical current during normal business hours other than for computers, electronic data processing equipment, special lighting and equipment that requires more than 110 volts, or other equipment whose electrical energy consumption exceeds normal office usage;

7. landscaping; and

8. snow and ice removal from primary ingress, egress and parking areas.

EXHIBIT “E”

TENANT IMPROVEMENTS

Landlord agrees to provide Tenant with an allowance of up to $14,810.00 ($1.00 per rentable square foot x 14,810 square feet) to be used toward leasehold improvements in the Premises. Otherwise, Tenant agrees to accept the Premises in its “as-is” condition. Any unused portion of said allowance may not be (a) returned as cash to Tenant, (b) applied toward non-leasehold improvement expenses of Tenant or (c) applied toward rent or other sums owed to Landlord under this Lease.

ADDENDUM TO LEASE AGREEMENT

This Addendum to Lease Agreement (“Addendum”) shall be an addendum to that certain Lease Agreement dated 6/7 , 2001 (“Lease”) by and between Cypress Court Operating Associates, Limited Partnership, a New Mexico limited partnership (“Landlord”) and AROC Inc., a Delaware corporation (“Tenant”)

1. Contingency.

This Lease shall be contingent upon the full execution and delivery by both parties thereto of a termination agreement by and between Landlord and Ocean Energy, Inc. terminating a lease agreement on the Premises effective 11:59 p.m., May 31, 2001.

2. Security

Tenant shall cause to be issued by a national bank an irrevocable letter of credit, payable on sight draft, which shall secure all amounts then due and payable or which may become due and payable under the Lease. Such letter of credit may be established to have a declining balance from $240,000.00 US and shall have a minimum term of one (1) year commencing June 1, 2001. Landlord shall be entitled to draw upon the letter of credit for the payment of any amounts due under the Lease, whether rent or other costs due hereunder, including specifically the right to draw upon the letter of credit for the prepayment of rent due from and after June 1, 2002. Notwithstanding, Landlord agrees to draw upon the letter for said prepayment only during the period from May 1, 2002 through May 31, 2002. The letter of credit shall be transferable to any successor to Landlord and Tenant shall bear all expenses associated with the issuance of the letter of credit. Tenant may, upon written notice of at least thirty (30) days offer a substitute letter of credit during the term of the Lease. Any such substitute letter of credit shall have terms no less favorable, in the sole judgment of Landlord, than the letter of credit initially issued as security for the Lease at its commencement date.

Any act by Tenant which causes the letter of credit issued in connection with this Addendum to fail for any reason shall constitute an Event of Default giving rise to the remedies available to Landlord in Paragraph 22 of the Lease.

3. Prior Obligations

Tenant hereby agrees to assume all liability for any unpaid rent and other sums accrued prior to June 1, 2001 under the following lease agreements by and between Landlord, as successor in interest under said agreements to the prior landlord(s), and Ocean Energy, Inc., as successor in interest under said agreements to the prior tenants:

(a)

lease agreement by and between Radler Enterprises Texas, Inc. as the original landlord and Cliffwood Oil & Gas Corporation as the original tenant dated January 14, 1997 for a portion of the 2nd floor of the building located at 110 Cypress Station Drive, Houston, Texas; amended March 12, 1997; amended June 1, 1997; amended July 7, 1998; amended March 24, 1999; amended September 11, 2000.

(b)

lease agreement by and between KB Fund IV as the original landlord and Cliffwood Oil & Gas Corporation as the original tenant dated September 19, 2000 for a portion of the 2nd floor of the building located at 110 Cypress Station Drive, Houston, Texas.